UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2017

MATCH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37636 (Commission File Number)	26-4278917 (IRS Employer Identification No.)

8750 North Central Expressway, Suite 1400
Dallas, TX 75231
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 576-9352

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Indenture
On December 4, 2017, Match Group, Inc. (the “Company”) entered into an indenture, between the Company and Computershare Trust Company, N.A., as trustee (the “Indenture”), in connection with the issuance of $450 million aggregate principal amount of 5.000% senior notes due 2027 (the “Notes”) by way of a private offering of the Notes by the Company.
The information set forth under Item 2.03 is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
On December 4, 2017, the Company satisfied and discharged its obligations under the indenture, dated as of November 16, 2015, between the Company, as issuer, and Computershare Trust Company, N.A., as trustee (the “Trustee”), by irrevocably depositing with the Trustee funds sufficient to redeem in full the $445.172 million aggregate principal amount of its 6.750% Senior Notes due 2022 on December 17, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated herein by reference.
Issuance of Notes
On December 4, 2017, the Company issued $450 million in aggregate principal amount of Notes, with gross proceeds from the offering of approximately $445.6 million. The proceeds from the issuance of the Notes, together with cash on hand, were used to redeem its existing senior notes due 2022, and to pay accrued interest and expenses associated with the redemption.
The Notes accrue interest at a rate of 5.000% per year from the date of issuance, until maturity or earlier redemption. Interest on the Notes is payable on June 15 and December 15 of each year, commencing on June 15, 2018. The Notes mature on December 15, 2027.
At any time prior to December 15, 2022, the Company has the option to redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption and a “make-whole premium.” The Notes are redeemable at the Company’s option, in whole or in part, at any time on or after December 15, 2022, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to December 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price of 105.000% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption. Under the terms of the Notes, specific kinds of changes of control triggering events will require the Company to make an offer to purchase the Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.
The Notes are unsecured unsubordinated obligations of the Company, rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated debt and are structurally subordinated to the debt of the Company’s subsidiaries. The Notes are effectively subordinated to the Company’s secured debt, including debt under the Credit Agreement.
The Indenture contains certain covenants that restrict the ability of the Company and its restricted subsidiaries to, among other things: (i) create liens on certain assets; (ii) incur additional debt; (iii) make certain investments and acquisitions; (iv) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (v) sell certain assets; (vi) pay dividends on or make distributions in respect of the Company’s capital stock or make restricted payments; (vii) enter into certain transactions with affiliates and (viii) place restrictions on distributions from subsidiaries. At any time when the Notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing under the Indenture, the Company and its subsidiaries will not be subject to many of the foregoing covenants.
If an event of default (as defined in the Indenture) occurs and is continuing (other than specified events of bankruptcy or insolvency with respect to the Company or a significant subsidiary), the trustee under the Indenture or the holders of at least 25% in principal amount of the outstanding Notes have the ability to declare all the outstanding Notes to be due and payable immediately. If an event of default relating to specified events of bankruptcy or insolvency with respect to the Company occurs, all of the outstanding Notes become immediately due and payable without any declaration or other act on the part of the trustee under the Indenture or any holders of the Notes.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated as of December 4, 2017, among Match Group, Inc. and Computershare Trust Company, N.A., as trustee.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATCH GROUP, INC.

By:	/s/ Gary Swidler
Gary Swidler
Chief Financial Officer

Date: December 4, 2017

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Indenture, dated as of December 4, 2017, among Match Group, Inc. and Computershare Trust Company, N.A., as trustee.